EXHIBIT 99.1
PRESS RELEASE

Company Contact: Jim Dorsey, VP - Marketing Tel: (267) 757-3040
Porter, LeVay & Rose, Inc. Linda Decker, VP - Investor Relations Tel: 212-564-4700
FOR IMMEDIATE RELEASE
BIO-IMAGING TECHNOLOGIES ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS
NEWTOWN, PA, November 5, 2008 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced its third quarter and nine months ended September 30, 2008 financial results, including the operating results of Phoenix Data Systems, Inc. (“PDS”) as a result of the acquisition of PDS completed March 24, 2008.
Financial highlights for the third quarter and nine months of 2008 include:
•	Service revenues increased 57.9% to $15.1 million for the third quarter fiscal 2008 as compared to $9.6 million for the same period in fiscal 2007. Service revenues for the nine months 2008 increased 49.1% to $41.5 million as compared to $27.8 million for the same period in 2007. Third quarter 2008 service revenue includes $4.0 million attributable to PDS.

•	Operating income increased 78.0% to $1.6 million for the third quarter fiscal 2008 as compared to operating income of $888,000 for the third quarter fiscal 2007. For the nine months of 2008, operating income increased 110.3% to $4.3 million as compared to $2.1 million for the nine months of 2007.

•	Net income increased 66.2% to $1.1 million, or $0.07 per fully diluted share, for third quarter fiscal 2008 as compared to $647,000, or $0.05 per fully diluted share, for the third quarter fiscal 2007. For the nine months of 2008, net income increased 92.6% to $3.0 million, or $0.20 per fully diluted share, as compared to $1.5 million, or $0.12 per fully diluted share, for the nine months of 2007.

•	Year over year backlog increased 14.6% to $101.7 as of September 30, 2008 as compared to September 30, 2007 backlog of $88.7 million. The third quarter fiscal 2008 backlog includes $18.7 million attributable to PDS.
Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “Our third quarter operating results were strong, and we are reiterating our full year 2008 guidance of service revenue of $53 to $56 million and earnings per share of $0.23 to $0.25 per share. This guidance includes financial results of PDS from the acquisition date through the end of the year, and the earnings per share calculation includes the additional 2.3 million shares issued on March 24, 2008 pursuant to the PDS acquisition.”
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Mr. Weinstein continued, “Although our overall backlog increased 14.6% year over year, our backlog declined 12.2% sequentially as compared to our $115.8 million backlog as of the end of our second quarter fiscal 2008. Change in backlog represents the net effect of new contract signings, addendums, cancellations and expansion and reduction in scope of existing projects, all of which impacted the third quarter fiscal 2008 backlog. We believe this decline in backlog is attributable to our clients responding to the overall economic conditions. Examples of the types of things we are seeing include decisions being delayed and major projects being split into smaller components from a budget approval perspective. Giving consideration to these economic conditions, for fiscal 2009 we anticipate service revenues in the range of $60 to $63 million and EPS in the range of $0.23 to $0.25. As we get better visibility on the economic environment, we will update our guidance accordingly.”
Mr. Weinstein added, “We continue to be pleased with the PDS acquisition, and the integration of the two companies is going as planned. We believe that PDS has a strong product offering and, combined with Bio-Imaging’s financial strength and global operational and sales and marketing capabilities, is well positioned to expand our presence in the eClinical space.”
“Third quarter 2008 results include CapMed revenue of $11,000 and operating expenses of $776,000. In mid-December CapMed, working in conjunction with IBM and The North Carolina Healthcare Information and Communications Alliance, Inc. (NCHICA), will be participating in the second Nationwide Health Information Network demonstration. The NHIN is a federal initiative with Health and Human Services that is being developed to provide a secure, nationwide, interoperable health information infrastructure that will connect providers, consumers, and others involved in supporting health and healthcare. This is a very high profile project that positions CapMed in the forefront of the movement towards patient-centric, interoperable personal health records becoming an integral part of our health care system.”
Mr. Weinstein concluded, “We are pleased with our first nine months results and particularly pleased with the combined operating results with PDS. With our strong balance sheet and operating cash flow, we remain confident that we have the financial flexibility to successfully execute our strategies. We continue to seek additional acquisitions and strategic alliances that build on our core clinical trial service platforms.”
Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11 a.m. EDT to discuss the Company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the U.S. or (973) 321-1100 for international callers, conference ID# 70789095 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (800) 642-1687, from the U.S., or (706) 645-9291, for international callers, conference ID# 70789095. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.
Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its Core Labs in Newtown, PA, and Leiden, The Netherlands, along with business offices in the United States, The Netherlands, Germany and France. Phoenix Data Systems, Inc., a subsidiary of Bio-Imaging, is a leading global clinical data services provider of electronic data capture (EDC) services and a comprehensive array of broadly interoperable eClinical data solutions to the pharmaceutical and biotechnology industries. Phoenix Data Systems delivers full service EDC, a unique combination of electronic data capture, interactive voice response, reporting and data management solutions. Through its CapMed Personal Health Management Suite, Bio-Imaging provides its Personal HealthKey™ technology, the PHR software and CapMed Patient Portal allowing patients to better monitor and manage their health care information. Additional information about Bio-Imaging is available at www.bioimaging.com.
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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	09/30/08	09/30/07	09/30/08	09/30/07
Service revenues	15,104	9,563	41,487	27,830
Reimbursement revenues	3,047	2,894	10,198	7,388

Total revenues	$18,151	$12,457	$51,685	$35,218

Costs and expenses:
Cost of revenues	8,465	5,365	23,347	16,085
Cost of reimbursement revenues	3,047	2,894	10,198	7,388
Sales & marketing expenses	2,705	1,688	7,504	4,938
General & admin. expenses	2,102	1,545	5,810	4,536
Amortization of intangible assets related to acquisitions	251	77	486	207

Total cost and expenses	16,570	11,569	47,345	33,154

Income from operations	1,581	888	4,340	2,064
Interest income (expense) — net	97	167	348	473

Income before taxes	1,678	1,055	4,688	2,537
Income tax provision	603	408	1,729	1,001

Net income	1,075	647	2,959	1,536

Basic earnings per share	$0.07	$0.06	$0.22	$0.13

Weighted average number of shares — basic	14,334	11,658	13,554	11,577

Diluted earnings per share	$0.07	$0.05	$0.20	$0.12

Weighted average number of shares — diluted	15,173	12,678	14,461	12,669
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)
ASSETS

	September 30, 2008	December 31, 2007
Current assets:

Cash and cash equivalents	$13,253	$17,915
Accounts receivable	12,088	5,881
Prepaid expenses and other current assets	1,438	1,235
Deferred income taxes	2,124	2,930

Total current assets	28,903	27,961

Property & equipment net	9,467	7,980
Intangibles, net	2,840	450
Goodwill	26,857	6,025
Other assets	629	641

Total assets	$68,696	$43,057

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,831	$1,864
Accrued expenses and other current liabilities	5,095	4,616
Deferred revenue	14,826	11,664
Current maturities of capital lease obligations	86	97

Total current liabilities	23,838	18,241

Long-term capital lease obligations	51	—
Deferred income taxes	966	691
Other liabilities	547	597

Total liabilities	25,402	19,529

Stockholders’ equity:
Common stock	4	3
Additional paid-in capital	41,939	25,084
Retained earnings (accumulated deficit)	1,249	(1,710)
Accumulated other comprehensive income	102	151
Total stockholders’ equity	43,294	23,528

Total liabilities & stockholders’ equity	$68,696	$43,057

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Nine Months Ended
	09/30/08	09/30/07
Cash flows from operating activities:
Net income	2,959	1,536
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	2,347	1,717
Provision (benefit) for deferred income taxes	240	(125)
Bad debt benefit	(29)	—
Non-cash stock based compensation expense	452	365
Gain on foreign currency options	—	(10)
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,364)	(1,602)
Decrease in prepaid expenses and other current assets	68	81
Decrease in other assets	53	45
Increase (decrease) in accounts payable	1,404	(135)
Increase in accrued expenses and other current liabilities	601	1,218
(Decrease) increase in deferred revenue	(1,133)	2,091
(Decrease) increase in other liabilities	(39)	19

Net cash provided by operating activities	$5,559	$5,200

Cash flows from investing activities:
Purchases of property and equipment	(2,360)	(2,959)
Net cash paid for acquisition, net of cash acquired	(8,129)	(3,566)

Net cash used in investing activities	$(10,489)	$(6,525)

Cash flows from financing activities:
Payments under equipment lease obligations	(135)	(378)
Excess tax benefit related to stock options	77	—
Proceeds from exercise of stock options	381	220

Net cash provided by (used in) financing activities	$323	$(158)

Effect of exchange rate changes on cash	$(55)	$20

Net decrease in cash and cash equivalents	(4,662)	(1,463)
Cash and cash equivalents at beginning of period	17,915	16,166

Cash and cash equivalents at end of period	$13,253	$14,703

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